Exhibit 3(a)

                            ARTICLES OF INCORPORATION
                                       OF
                           JAMES MONROE BANCORP, INC.

         The undersigned incorporator does hereby form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended, and to that end sets forth the following:

                                    ARTICLE I
                                      NAME

         The name of the corporation is JAMES MONROE BANCORP, INC., hereinafter called the Corporation.

                                   ARTICLE II
                                REGISTERED OFFICE

         The post office address of the initial Registered Office of the Corporation is 10482 Armstrong Street, Fairfax, Virginia 22030, in the City of Fairfax.

                                   ARTICLE III
                                REGISTERED AGENT

         The name of the initially  registered Agent of the Corporation is David
W. Pijor, a resident of the State of Virginia and a member of the Virginia State Bar, whose address is the same as the initial Registered Office of the Corporation.

                                   ARTICLE IV
                               PURPOSES AND POWERS

         Thc Corporation is organized to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the laws of the Commonwealth of Virginia.

                                    ARTICLE V
                  AUTHORIZED CAPITAL, VOTING RIGHTS AND OPTIONS

         The aggregate shares which the Corporation shall have the authority to issue and the par value per share are as follows: 2,000,000 shares of Common stock, each share having a par value of One Dollar ($1.00). Each share shall have one (1) non-cumulative vote. Stockholders shall have no pre-emptive rights to acquire unissued or treasury stock.

         The Corporation may create or issue rights, options or warrants for the purchase of shares of the Corporation upon such terms and conditions and for such consideration, if any, and such purposes as may be approved by the Board of Directors.

                                   ARTICLE VI
                                    DIRECTORS

The affairs of the Corporation shall be managed by a Board of Directors. The number of Directors shall be fixed in accordance with the By-Laws of the Corporation.

         At the organizational meeting and at each annual meeting thereafter, the stockholders shall elect Directors for a term of one (1) year, but Directors shall, by a majority vote of the remaining members of the Board, elect new Directors to serve the unexpired term of any vacancy which may occur between annual meetings of the stockholders.

                                   ARTICLE VII
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Each person, now or hereafter an Officer or Director of the Corporation (and his heirs, executors and administrators), shall be indemnified by the Corporation against all claims, liabilities, judgments, settlements, costs and expenses, including all attorney's fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding or claim to which he is or may be made a party by reason of his being or having been an Officer or Director of the Corporation, to the fullest extent permitted under the laws of the Commonwealth of Virginia.

                                  ARTICLE VIII
                  PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

         No person who is or was at any time an officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for damages arising out of any act or omission in such person's capacity as an officer or director; provided, however, that the provisions of this Article IX shall not eliminate or limit the liability if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. This Article shall not affect the liability of an officer or director with respect to any action or omission occurring prior to the date this Article VIII becomes effective. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation or with respect to any act or omission of such officer or director occurring prior to such amendment or repeal.

                                   ARTICLE IX
                                    DURATION

         The duration of the Corporation shall be unlimited.


DATED this _________ day of _______________, 1999.



                                        ---------------------------------------
                                        John R. Maxwell
                                        Incorporator


                                       2